Exhibit 10.6

High Speed Net Solutions, Inc. d/b/a Summus

CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT is made this June 15th day of June, 2001, by and between High Speed Net Solutions, Inc. d/b/a Summus., a Florida corporation, with its principal place of business at 434 Fayetteville Street Mall, Suite 600, Raleigh, North Carolina, 27601 (“Corporation”) and John Maxwell, individually, with his principal place of business at                                                                       (“Consultant”).

BACKGROUND

     The Corporation is engaged in the development, licensing, and marketing of proprietary computer software. Consultant has expertise and experience in the areas listed in Exhibit A attached hereto and desires to consult with the Corporation in its area of expertise. Based on Consultant’s experience, the Corporation desires to retain the services of Consultant and Consultant desires to render such services on the terms and conditions set forth below.

     IN CONSIDERATION of the foregoing and of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

     1.     Retention. The Corporation hereby retains Consultant, and Consultant hereby agrees to render consulting services to the Corporation, upon the terms and conditions set forth herein.

     2.     Duties. Consultant covenants and agrees that it will, as an independent contractor, perform all services as set forth in Exhibit A attached hereto.

     3.     Independent Contractor Status. The parties recognize that Consultant is an independent contractor and not an employee, agent, partner, joint venturer, covenantor, or representative of the Corporation and that the Corporation will not incur any liability as the result of Consultant’s actions. Consultant shall at all times represent and disclose that it is an independent contractor of the Corporation and shall not represent to any third party that Consultant is an employee, agent, covenantor, or representative of the Corporation. The Corporation shall not withhold any funds from Consultant for tax or other governmental purposes, and Consultant shall be responsible for the payment of same or Consultant shall be considered to be a “casual employee” of the Corporation and as such the Corporation shall withhold all required taxes from Consultant’s compensation. Consultant shall not be entitled to receive any employment benefits offered to employees of the Corporation, including workers’ compensation insurance coverage. The Corporation shall not exercise control over Consultant.

     4.     Compensation. The Corporation shall pay to Consultant, as compensation for the services to be rendered, the amount set forth in Exhibit B attached hereto.

     5.     Term. This Agreement shall commence on the date first written above and shall continue on a month to month basis, unless otherwise terminated as provided herein.

     6.     Termination. Notwithstanding Paragraph 5 of this Agreement, the Corporation may immediately terminate Consultant for cause without prior notice.

     7.     Nondisclosure. Consultant shall be required to sign the Corporation’s standard non-disclosure and confidentiality agreements prior to starting consulting engagement. In addition, Consultant shall ensure that Consultant’s employees, officers, directors, agents, and representatives shall execute similar agreements protecting the Corporation’s proprietary information and agree to be bound by the terms and conditions contained therein.

     8.     Records; Record Keeping. Consultant shall keep and maintain complete written records of all work or research done or carried out by Consultant. These records shall be works made for hire, and shall remain the exclusive property of the Corporation, and shall be maintained and remain at the Corporation’s offices. Consultant may keep one (1) copy of these records in Consultant’s files solely for references purposes, provided that all trade secrets and proprietary information belonging to the Corporation are sanitized from such copy.

     9.     Rights to Work. The parties acknowledge that any work performed by Consultant for the Corporation is being created at the insistence of the Corporation and shall be deemed “work made for hire” under the U.S. copyright law. The Corporation shall have the right to use the whole work, any part of parts thereof, or none of the work, as it sees fit. The Corporation may alter the work, add to it, or combine it with any other work or works, at its sole discretion. Notwithstanding the foregoing, all original material submitted by Consultant as part of the work or as part of the process of creating the work, including, but not limited to, programs, listings, printouts,

High Speed Net Solutions, Inc. d/b/a Summus

documentation, notes, flow charts, and programming aids, shall be the property of the Corporation whether or not the Corporation uses such material. No rights are reserved by Consultant.

     All programs, specifications, documentation, and all other technical information prepared by Consultant in connection with the performance of its services hereunder will become and remain the Corporation’s sole property. Title to all material and documentation, including, but not limited to, systems specifications, furnished by the Corporation to Consultant or delivered by the Corporation into the Consultant’s possession shall remain with the Corporation. Consultant shall immediately return all such material or documentation within seven days of any request by the Corporation or upon the termination or conclusion of this Agreement, whichever occurs first.

     Consultant hereby grants, assigns and conveys to the Corporation all right, title, and interest in and to all inventions, works of authorship and other proprietary data, and all other materials (as well as the copyrights, patents, trade secrets, and similar rights attendant hereto) conceived, reduced to practice, authored, developed, or delivered by Consultant or its employees, agents, consultants, contractors, and representatives under this Agreement.

     Consultant’s obligations under this Agreement shall survive expiration or termination of this Agreement and any amendments thereto.

     During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for the materials, products, and documentation produced by Consultant under this Agreement, all in the name of the Corporation and at the Corporation’s cost and expense, and, without limitation, shall execute and deliver all requested applications, assignments, and other documents, and take such other measures as the Corporation shall reasonably request, in order to perfect and enforce the Corporation’s rights in the materials, products, and documentation. Consultant appoints the Corporation or its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so.

     10. Export Regulations. Consultant acknowledges its obligations to control access to technical data under the U.S. export laws and regulations and agrees to adhere to such laws and regulations with regard to any technical data received under this Agreement.

     11. Adherence to Laws. Consultant agrees that in carrying out its duties and responsibilities under this Agreement, it will neither undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any laws, decrees, rules, or regulations in effect in either the United States or foreign country if applicable; or (ii) would have the effect of causing the Corporation to be in violation of any laws, decrees, rules, or regulations in effect in either the United States or foreign country, if applicable.

     12. Indemnification. Consultant shall defend, indemnify, and hold harmless the Corporation and its officers, directors, employees, agents, parent, subsidiaries, and other affiliates, from and against any and all damages, costs, liability, and expense, whatsoever (including attorneys’ fees and related disbursements) incurred by reason of (a) any failure by Consultant to perform any covenant or agreement of Consultant set forth herein; or (b) the death or injury to any individual, or damage to or loss of the Corporation property or the property of the Corporation’s client due to the negligence and/or willful acts of Consultant or Consultant’s personnel. the Corporation shall have the right of offset against fees or commissions due the Consultant under this Agreement in the amount of any indemnification which the Corporation is entitled under this Paragraph.

     13. Assignment; Amendment. This Agreement is not assignable by either Consultant or the Corporation without the consent of the other party except that the Corporation may assign this Agreement to an affiliate of the Corporation upon written notice to Consultant. No alteration, modification, amendment, or other change of this Agreement shall be binding on the parties unless in writing, approved and executed by Consultant and an executive officer of the Corporation.

High Speed Net Solutions, Inc. d/b/a Summus

     14. Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been fully given upon receipt to the following addresses or such other addresses as the parties may provide in writing to the other from time to time:

If to the Corporation:		If to Consultant:

High Speed Net Solutions d/b/a/ Summus 434 Fayetteville Street Mall, Suite 600 Raleigh, NC 27601 Attn: Gary Ban	Attn:

     15. Governing Law. This Agreement shall be construed in accordance with the internal laws of the state of North Carolina, excluding its principles of conflicts of laws. The parties hereto agree that any action related to this Agreement shall be venued solely in the county, state, and federal courts sitting in Raleigh, North Carolina (or closest to Raleigh, NC) and the parties hereby irrevocably commit to the jurisdiction of the said courts.

     16. Invalidity. The terms of this Agreement shall be severable so that if any term, clause, or provision hereof shall be deemed invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining terms, clauses, and provisions hereof, the parties intending that if any such term, clause, or provision were held to be invalid prior to the execution hereof, they would have executed an agreement containing all the remaining terms, clauses, and provisions of this Agreement.

     17. Waiver of Breach. The waiver by either party hereto of any breach of the terms and conditions hereof will not be considered a modification of any provision, nor shall such a waiver act to bar the enforcement of any subsequent breach.

     18. Corporation Property. All the Corporation property in the possession or control of Consultant including, but not limited to specifications, documentation, source code, magnetic media, and building entry keys and cards, as well as all material developed or derived by Consultant in performing its duties under this Agreement will be returned by Consultant to the Corporation on demand, or at the termination of this Agreement whichever shall come first.

     19. Time of the Essence. Time is of the essence in the performance of Consultant’s duties under this Agreement.

     20. Entire Agreement. Except for the Proprietary Information Agreement referenced in Paragraph 7 this Agreement shall constitute the entire agreement between the parties hereto and replaces and supersedes all prior agreements, written and oral, relating to the subject matter hereof, between the parties to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement under seal effective the date first written above.

High Speed Net Solutions, Inc. d/b/a Summus		Consultant

By: /s/ Gary Ban	By:	/s/ John Maxwell
Name: Gary Ban Title: Chief Operating Officer		John Maxwell
Fed. Tax Id. No./Social Security No:

High Speed Net Solutions, Inc. d/b/a Summus

EXHIBIT A

Duties of Consultant

     Consultant is retained to perform the duties consistent with his expertise in the areas of Marketing

     Consultant shall, upon the request of the Corporation, perform the following tasks to the satisfaction of the Corporation:

Work Description

Perform a detailed market analysis for wireless & mobile multi media applications that represent compelling opportunities for HSNS/Summus. The market analysis will yield a documented “strong market hypothesis” that describes the target market(s) for the BLUEFUEL™ family of products. It will also consider the key market needs and overall market potential (timing and size). The analysis will be completed through ongoing collaboration with the Summus technical team to balance the market opportunities with the technical feasibility and capabilities.

Participate with the HSNS/Summus team in the development of the PD (Product Description) and future roadmap for 1) the enabling multimedia platform architecture as well as 2) the specific BLUEFUEL™ product offerings. Consultant’s primary focus in this effort will be to provide analyses and insights from a target market perspective. He will also help the team evaluate tradeoff and priority decisions that arise.

High Speed Net Solutions, Inc. d/b/a Summus

EXHIBIT B

Compensation

      The Corporation shall pay to Consultant, as compensation for the services to be rendered, the fixed sum of $11,500 per month. Payments to be made on a semi-monthly basis consist with HSNS payroll dates.

     Consultant shall not be reimbursed by the Corporation for Consultant’s expenses, unless such expenses are incurred under the authorization from the Corporation. Expenses for hotel, airfare and car rental shall be considered authorized for commuting from Consultant’s residence and Raleigh, NC. Meals while working in Raleigh are not covered unless authorized by the Corporation.

     Consultant will be required to submit a expense report for approval. Once approved, expenses will be paid within the Corporation’s expense report payment cycle of two weeks.

     Consultant will be issued 5500 HSNS options on a monthly basis. Options will be performance based and defined by Bjorn Jawerth prior to your start date. Option Performance criteria are listed below. Options will be vested on a monthly basis, upon termination of your consulting contract by the Corporation or yourself you will have 90 days in which to exercise any or all vested options. If you are offered fulltime employment with the Corporation all options will roll into your fulltime employment plan. Options will be priced as follows: 1/3 at 50% discount to market; 2/3 at 25% discount to market. Market Price will be determined on a ten-day average prior to the start of each month. Each month Consultant shall submit for approval progress against performance criteria for review. A separate option agreement will be provided at the end of this consulting engagement. All options are subject to the approval of the HSNS board of directors.

     Consultant shall report to Bjorn Jawerth and be supervised by Bjorn Jawerth. Consultant shall be paid for time on travel when the Corporation directs such travel. Corporation will reimburse for travel meals when traveling on company business.

Option Performance Criteria:

Proposed Deliverables

1.	Support Development of Summus Business plan for Wireless Multimedia: Be a significant and active participant in the writing, and review of the business plan document.

2.	Support the development the Go-To-Market strategy for Summus. This includes working closely with Dr. Jawerth, Mr. Seifert, Mr. Johnson and the rest of the team to identify the packaging and channels of delivery for the Summus BlueFuel™ technology that will generate the highest return and long term leverage for the Corporation. The deliverable is a presentation and summary for the business plan.

3.	Develop a focused selling story and sales presentation for BlueFuelTM create a selling story that addresses the needs and concerns of each constituent group. Build this story into a modular presentation that can be delivered as part of the selling process. The deliverable is narrative for the business plan and a presentation with the key selling points.

4.	Develop a financial model for the BlueFuel™ business opportunity that includes market size, pricing, penetration rates, and market share assumptions. Document each assumption and develop a set of external references for them where possible.

High Speed Net Solutions, Inc. d/b/a Summus

Stock Option Performance Criteria

     Completion of Specified Deliverables – Satisfactory completion of each deliverable earns 25% of the stock option award.